Rule 10f-3 Transaction Form
Acquisition of Securities During Affiliated Underwritings

Participating Funds
U.S. Registered Funds (Name of Fund, Aladdin Ticker):
AST BlackRock Global Strategies Portfolio - US High Yield   (PRU-AA-HY)
iShares iBoxx $ High Yield Corporate Bond Fund   (ISHHYLD)
BlackRock Strategic Bond Trust   (BHD)
BlackRock Income Opportunity Trust   (BNA-USD)
BlackRock Credit Allocation Income Trust II, Inc.   (PSY)
BlackRock Credit Allocation Income Trust IV (Preferred Sleeve)   (BTZ-
PREF)
BlackRock Multi-Asset Income - High Yield Portfolio   (BR-INC-HY)
BlackRock High Yield Portfolio   (MIST-HY)
BlackRock Debt Strategies Fund, Inc.   (DSU)
BlackRock Secured Credit Portfolio   (BR-MSB)
BlackRock High Yield Portfolio of BlackRock Series Fund, Inc   (BVA-HI)
BlackRock High Yield V.I. Fund   (BVA-HY)
BlackRock Core Bond Trust   (BHK)
BlackRock Limited Duration Income Trust   (BLW)
BlackRock Credit Allocation Income Trust I, Inc.   (PSW)
BlackRock Senior High Income Fund, Inc.   (ARK)
BlackRock Credit Allocation Income Trust III   (BPP)
BlackRock Funds II, High Yield Bond Portfolio   (BR-HIYLD)


The Offering

Key Characteristics (Complete ALL Fields)

Date of Offering Commencement:
11-02-2012

Security Type:
BND/CORP

Issuer
Huntsman International LLC   (2020)

Selling Underwriter
Merrill Lynch, Pierce, Fenner & Smith Incorporated

Affiliated Underwriter(s)
[x] PNC
[ ] Other:

List of
Underwriter(s)
Merrill Lynch, Pierce, Fenner &
Smith Incorporated, Barclays Capital Inc.,
Citigroup Global Markets Inc., Goldman Sachs &
Co., HSBC Securities (USA), Inc., J.P. Morgan
Securities LLC, RBC Capital Markets, LLC, Wells
Fargo Securities, LLC, PNC Capital Markets LLC,
RBS Securities Inc.




Transaction Details

Date of Purchase
11-02-20212

Purchase Price/Share
(per share / % of par)
$100.00

Total Commission, Spread or Profit
1.00%

1.	Aggregate Principal Amount Purchased (a+b)
$55,000,000

a. US Registered Funds
(Appendix attached with individual
Fund/Client purchase)
$33,247,000

b. Other BlackRock Clients
$21,753,000

2.	Aggregate Principal Amount of Offering
$400,000,000

Fund Ratio  [Divide Sum of #1 by #2]
Must be less than 0.25
(unless securities are Government Securities)
0.1375


Legal Requirements

Offering Type (check ONE)
The securities fall into one of the following transaction types (see
Definitions):
[ ] U.S. Registered Public Offering [Issuer must have 3 years of continuous operations]
[x] Eligible Rule 144A Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Municipal Securities [Issuer must have 3 years of continuous operations]
[ ] Eligible Foreign Offering [Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering

Timing and Price (check ONE or BOTH)
[x] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[x]YES
[ ] NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[x] YES
[ ] NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.



Completed by:
Dillip Behera
Date:
11-06-2012
Global Syndicate Team Member


Approved by:
Odette Rajwan
Date:
12-13-2012
Senior Global Syndicate Team Member